                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                         FRIENDLY ICE CREAM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                         Friendly Ice Cream Corporation
                                1855 Boston Road
                         Wilbraham, Massachusetts 01095

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 16, 2001

TO ALL SHAREHOLDERS OF FRIENDLY ICE CREAM CORPORATION:

    Notice is Hereby Given that the Annual Meeting of Shareholders of Friendly Ice Cream Corporation ("Friendly's") will be held in the Friendly Ice Cream Corporation Training Center,
37 Capital Drive, West Springfield, Massachusetts at 10:00 a.m. local time on Wednesday, May 16, 2001 for the following purposes:

1.  To elect two Class I Directors for a term expiring in 2004.

2. To ratify the appointment by the Board of Directors of Friendly's of Arthur Andersen LLP as independent public accountants of Friendly's for the fiscal year ending December 30, 2001.

3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Notice is Further Given that the Board of Directors has fixed April 4, 2001, as the record date, and only holders of Friendly's common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

    Your copy of the 2000 Annual Report of Friendly Ice Cream Corporation is enclosed.

    IF YOU PLAN TO ATTEND: PLEASE NOTE THAT SPACE LIMITATIONS MAKE IT NECESSARY TO LIMIT ATTENDANCE TO SHAREHOLDERS AND ONE GUEST FOR EACH SHAREHOLDER. ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT 9:00 A.M., AND SEATING WILL BE AVAILABLE AT APPROXIMATELY 9:30 A.M. CAMERAS AND RECORDING DEVICES WILL NOT BE PERMITTED AT THE MEETING. BENEFICIAL OWNERS OF STOCK HELD IN "STREET NAME" WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING STOCK OWNERSHIP AS OF THE RECORD DATE.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE FILL IN, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED PREPAID RETURN ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                              By Authorization of the Board of
                                              Directors
                                              Aaron B. Parker
                                              Associate General Counsel and
                                              Clerk

Wilbraham, Massachusetts
April 27, 2001

                              PROXY STATEMENT FOR
                       ANNUAL MEETING OF SHAREHOLDERS OF
                         FRIENDLY ICE CREAM CORPORATION
                           TO BE HELD ON MAY 16, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
The Annual Meeting..........................................      1
  The Purpose of the 2001 Annual Meeting....................      1
  Voting at the Annual Meeting..............................      1
  Voting By Proxy...........................................      1
  What Constitutes a Quorum?................................      1
  Voting to Approve Each Proposal...........................      2
  Board's Recommendations...................................      2
Stock Ownership.............................................      3
  Who Are the Largest Owners of Friendly's Stock?...........      3
  How Much Stock Do Friendly's Directors and Executive
  Officers Own?.............................................      4
Proposal 1--Election of Directors...........................      5
  Directors Standing for Election...........................      5
  Directors Continuing in Office............................      5
  Director Compensation.....................................      6
  Board Committees and Meetings.............................      6
Proposal 2--Ratification of Appointment of Independent
    Public Accountants                                            8
  Audit Fees................................................      8
  Other Fees................................................      8
Compensation Committee Report on Executive Compensation.....      8
  Base Salaries.............................................      9
  Annual Incentives.........................................      9
  Long-Term Incentives......................................      9
    Restricted Stock Plan...................................      9
    Stock Option Plan.......................................      9
  Policy with Respect to the $1 Million Deduction Limit.....     10
Performance Graph...........................................     11
Executive Compensation......................................     12
  Summary Compensation Table................................     12
  Pension Plan..............................................     13
Certain Relationships and Related Transactions..............     13
Report of the Audit Committee...............................     15
Other Matters...............................................     16
  Shareholder Proposals and Shareholder Nominations of
  Directors for the 2002 Annual Meeting.....................     16
  Other Business............................................     16
  Proxy Solicitation Costs..................................     16
Appendix--FRIENDLY ICE CREAM CORPORATION--AUDIT COMMITTEE
    CHARTER

                                PROXY STATEMENT

                           FRIENDLY ICE CREAM CORPORATION
                                1855 Boston Road
                              Wilbraham, MA 01095

    The Board of Directors of Friendly Ice Cream Corporation (the "Company") solicits your proxy for use at the 2001 Annual Meeting of Shareholders. This proxy statement contains information related to the Annual Meeting of Shareholders of Friendly's to be held on May 16, 2001 at the Friendly Ice Cream Corporation Training Center, 37 Capital Drive, West Springfield, Massachusetts at 10:00 a.m., and at any postponements or adjournments of such meeting. This proxy statement and form of proxy are first being mailed to shareholders on approximately April 27, 2001.

                               THE ANNUAL MEETING

THE PURPOSE OF THE 2001 ANNUAL MEETING

    At Friendly's 2001 Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, namely, the election of two directors and the ratification of Friendly's independent public accountants. Friendly's management will then report on the performance of Friendly's during fiscal 2000 and respond to questions from shareholders.

VOTING AT THE ANNUAL MEETING

    You are entitled to vote at the meeting if you are an owner of record of shares of common stock of Friendly's, its only class of voting securities, at the close of business on April 4, 2001. As an owner of record on the record date, you are entitled to one vote for each share of common stock of Friendly's that you hold. On April 4, 2001, there were 7,368,406 shares of common stock issued and outstanding.

VOTING BY PROXY

    To vote by proxy, please promptly complete, sign and return the enclosed proxy card. Once the enclosed proxy is completed, properly signed and returned to Friendly's, it will be voted as directed. If you are planning to attend the annual meeting, the proxy may also be delivered on the day of the annual meeting.

    You may revoke this proxy if you attend the meeting in person and request that the proxy be revoked. To change your vote before the proxy is exercised, simply file either a notice of revocation or a duly executed proxy bearing a later date with the Clerk of Friendly's, BEFORE the proxy is exercised.

    Please specify your voting choices on the enclosed form of proxy. If you do not provide specific instructions, the shares represented by your signed proxy will be voted FOR the election of the nominees, and FOR the proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants.

WHAT CONSTITUTES A QUORUM?

    The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. Proxies received but marked as abstentions and shares held in "street name" and represented at the meeting which the record holders are not entitled to vote on certain matters ("broker non-votes") will be included in the calculation of the number of shares considered to be present at the meeting.

VOTING TO APPROVE EACH PROPOSAL

    VOTING FOR THE ELECTION OF DIRECTORS: Directors will be elected by a plurality of the votes cast by the shareholders voting in person or by proxy at the Annual Meeting. You as a shareholder may vote in favor of the nominees or withhold your vote as to each nominee. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of a director will not be voted with respect to the director, and will have no effect on the outcome, although it will be counted for purposes of determining whether there is a quorum.

    VOTING FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC
ACCOUNTANTS: Approval of the ratification of Arthur Andersen LLP as independent public accountants will require the affirmative vote of a majority of the votes cast on this matter by the holders of the outstanding shares of common stock represented at the Annual Meeting in person or by proxy. You as a shareholder may vote in favor of a proposal, may vote against a proposal or may abstain from voting. A properly executed proxy marked "ABSTAIN" with respect to this matter will not be deemed to be voted or cast, and will have no effect on the outcome, although it will be counted for purposes of determining whether there is a quorum.

    Broker non-votes will have no effect on these outcomes.

BOARD'S RECOMMENDATIONS

    Unless otherwise instructed on the proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendations are set forth below together with the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

-- FOR election of nominated directors (see "Proposal 1--Election of Directors"); and

-- FOR ratification of the appointment of Arthur Andersen LLP as Friendly's independent public accountants (see "Proposal 2--Ratification of Independent Public Accountants").

    Should any other matter come properly before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

                                STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF FRIENDLY'S STOCK?

    The following table sets forth the beneficial ownership of Friendly's common stock by each person who, as of March 1, 2001, is known to Friendly's to be the beneficial owner of 5% or more of the common stock, with sole voting and dispositive power except as otherwise indicated.

NAME AND ADDRESS                                                   AMOUNT OF         PERCENT OF
OF BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP     CLASS
------------------------------------------------------------  --------------------   ----------
Prestley S. Blake ("Blake")
6799 South Marina Way,
Sailfish Point
Stuart, FL 34996............................................         856,800(a)          11.6%

Donald N. Smith
1 Pierce Place
Suite 100 East
Itasca, IL 60143............................................         687,551              9.3%

FleetBoston Financial Corporation
100 Federal Street
Boston, MA 02110............................................         568,783(b)           7.7%

Cumberland Associates LLC ("CA")
1114 Avenue of the Americas
New York, NY 10036..........................................         400,700(c)           5.4%

(a) Blake reports sole voting and dispositive power over 846,800 shares including the 100,000 shares owned by SPB Family Limited Partnership in which Blake serves as sole general partner. Blake reports beneficial ownership of 10,000 shares owned by The Helen D. Blake 1993 Trust in which Blake's wife serves as trustee.

(b) FleetBoston Financial Corporation through its subsidiaries, BankBoston, National Association, Fleet National Bank, Fleet Investment Advisors, Inc. and Fleet Trust & Investment Services Company, reports sole voting power as to 397,783 shares, sole dispositive power as to 568,783 shares, and shared voting and dispositive power as to 200 shares.

(c) CA is a company engaged in the business of managing, on a discretionary basis, ten securities accounts, the principal one of which is Cumberland Partners. Gary Tynes, Bruce G. Wilcox, Andrew Wallach and Dipak M. Patel are the members of CA. CA reports sole voting and dispositive power as to 379,740 shares and shared voting and dispositive power as to 20,960 shares.

HOW MUCH STOCK DO FRIENDLY'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

    The following table sets forth the beneficial ownership of Friendly's common stock, as of March 1, 2001, for each director and nominee, the Chief Executive Officer and the other officers named in the

Summary Compensation Table, and for all directors and executive officers as a group, with sole voting and dispositive power except as indicated.

                                                              AGGREGATE NO. OF SHARES   % OF SHARES
NAME                                                            BENEFICIALLY OWNED      OUTSTANDING
----                                                          -----------------------   -----------
Donald N. Smith.............................................          687,551                9.3
Michael J. Daly.............................................              200(1)               *
Steven L. Ezzes.............................................           17,437                  *
Charles A. Ledsinger, Jr....................................                0                 --
Burton J. Manning...........................................                0                 --
John L. Cutter..............................................           60,004                  *
Gerald A. Sinsigalli........................................           41,471                  *
Michael A. Maglioli.........................................           26,111                  *
All directors and executive officers as a group.............          871,330               11.8%

------------------------

*   Represents less than 1% of Company's outstanding common stock.

(1) These shares are owned by Mr. Daly's spouse.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes of directors. The term of office of the directors in Class I expires at the 2001 Annual Meeting. At the Annual Meeting, two directors will be elected in Class I to hold office until the 2004 Annual Meeting of Shareholders or until their successors are elected and qualified. The Board of Directors proposes that the nominees described below, who are currently serving as Class I directors, be reelected as Class I directors to serve until the 2004 Annual Meeting of Shareholders or until their successors are elected and qualified.

    Should either nominee become unable to serve for any reason, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate a substitute nominee, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for the named nominees for the election of such substitute nominee or nominees.

    The nominees and the other directors have furnished certain information relating to their principal occupations and directorships, and the number of shares of Friendly's common stock beneficially owned by them.

DIRECTORS STANDING FOR ELECTION

    CLASS I DIRECTORS. The directors standing for election are:

    MICHAEL J. DALY  Age: 59  Director since 1997

    Mr. Daly has served as the President and Chief Executive Officer of Baystate Health Systems, a health care organization, since December 1981.

    BURTON J. MANNING  Age: 69  Director since 1997

    Mr. Manning has been the Chairman Emeritus of J. Walter Thompson, Inc., an international advertising agency, since January 1998. He served as the Chairman of J. Walter Thompson, Inc. from 1987 through 1997 and served as its Chief Executive Officer from 1987 through 1996. Mr. Manning is also a director of International Specialty Products, Inc.

DIRECTORS CONTINUING IN OFFICE

    CLASS II DIRECTORS. The following Class II Directors were elected in 1999 for terms ending in 2002.

    STEVEN L. EZZES  Age: 54  Director since 1995

    Steven L. Ezzes was reelected as a director of Friendly's in December 1995. Mr. Ezzes previously served as a director of Friendly's from January 1991 to May 1992. Mr. Ezzes is Managing Director of Thomas H. Lee Capital, a private investment company. Prior to joining Thomas H. Lee Capital, Mr. Ezzes was a Managing Director of Societe Generale, a banking and financial services organization, from April 1998 to October 1999. Mr. Ezzes was a Managing Director of Scotia Capital Markets (USA), an investment banking firm, from November 1996 until May 1998. Prior to that, he was a partner of the Airlie Group, a private investment firm, from 1988 until 1994 and from 1995 until 1996. Mr. Ezzes was also a Managing Director of Lehman Brothers, an investment banking firm, from 1994 to 1995.

    CHARLES A. LEDSINGER, JR.  Age: 51  Director since 1997

    Charles A. Ledsinger, Jr. was reelected as a director of Friendly's in October 1997 and had previously served as a director of Friendly's from August 1992 to July 1997. Mr. Ledsinger is a member of the Board of Directors and has served as the President and Chief Executive Officer of Choice Hotels International, Inc., an international hospitality chain, since August 1998. He was previously

President and Chief Operating Officer of St. Joe Corporation, a diversified real estate, forestry, transportation and sugar company, from May 1997 through July 1998. Prior to joining St. Joe Corporation, he served as the Senior Vice President and Chief Financial Officer of Harrah's Entertainment, Inc./The Promus Companies, an operator of hotel and gaming properties, and its predecessor companies from 1978 to 1997. From December 1993 to April 1997, Mr. Ledsinger was an officer in Harrah's Jazz Finance Corporation, a non-consolidated special purpose subsidiary of Harrah's Entertainment, Inc. created in connection with the Harrah's Jazz Casino project, which filed for bankruptcy in November 1995. Harrah's Jazz Finance Corporation consummated its bankruptcy reorganization on October 30, 1998. Mr. Ledsinger is also a director of FelCor Lodging
Trust, Inc. and TBC Corporation.

    CLASS III DIRECTOR. The following Class III Director was elected in 2000 for a term ending in 2003.

    DONALD N. SMITH  Age: 60  Director since 1988

    Donald N. Smith has been Chairman and Chief Executive Officer of Friendly's since September 1988. Mr. Smith also served as Friendly's President from September 1988 to December 1998. Since 1986 Mr. Smith has been Chairman of the Board and Chief Executive Officer of The Restaurant Company and its predecessors, which owns and franchises a chain of mid-scale restaurants under the name Perkins Restaurant and Bakery. Since 1998 he has also been the Chief Operating Officer of The Restaurant Company and its predecessors.

DIRECTOR COMPENSATION

    Each director of Friendly's who is not an employee of Friendly's receives a fee of $2,500 per month, and $1,500 per Board of Directors meeting attended, plus expenses.

BOARD COMMITTEES AND MEETINGS

    Friendly's Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. The Board of Directors met ten times during fiscal 2000. All directors attended at least 83% of the Board and Committee meetings.

    THE AUDIT COMMITTEE: This Committee has three non-employee independent directors and met three times during fiscal 2000. It annually recommends to the Board of Directors the appointment of independent auditors and reviews with the auditors the plan and scope of the audit and audit fees; reviews the guidelines established for the dissemination of financial information; meets periodically with the independent and internal auditors, the Board of Directors and management to monitor the adequacy of reporting and internal controls; reviews consolidated financial statements; and performs any other functions or duties deemed appropriate by the Board of Directors. Messrs. Ezzes, Ledsinger and Daly are the current members of this Committee and meet the standards of independence as required by the American Stock Exchange. Mr. Ledsinger is the Chair of this Committee.

    THE COMPENSATION COMMITTEE: This Committee has three non-employee independent directors and met five times during fiscal 2000. It annually recommends to the Board of Directors the base salary, incentive compensation and any other compensation of the Chairman of the Board and the elected officers of Friendly's and makes recommendations to the Board on the administration of the terms and policies of Friendly's Annual Incentive Plan, Restricted Stock Plan and Stock Option Plan; reviews and submits recommendations to the Board of Directors regarding certain employee benefit plans; and performs any other functions or duties as deemed appropriate by the Board. Messrs. Daly, Ledsinger and Manning are the current members of this Committee. Mr. Manning is the Chair of this Committee.

    THE NOMINATING COMMITTEE: This Committee has two non-employee independent directors and one employee director and met once during fiscal 2000. It considers and proposes director nominees for election at the Annual Meeting; selects candidates to fill Board vacancies as they occur; makes recommendations to the Board of Directors regarding Board committee memberships; and performs any other functions deemed appropriate by the Board of Directors. Messrs. Daly, Ezzes and Smith are the current members of this Committee. The Nominating Committee will accept for consideration shareholders' nominations for directors if made in writing. The nominee's written consent to the nomination and sufficient background information on the candidate must be included to enable the Committee to make proper judgments as to his or her qualifications. Nominations should be addressed to the Nominating Committee at Friendly's headquarters. Mr. Smith is the Chair of this Committee.

    The Board of Directors recommends that stockholders vote "FOR" the election of the directors standing for election.

   PROPOSAL 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Audit Committee recommended the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending December 30, 2001 and the directors accepted the recommendation of the Audit Committee and appointed Arthur Andersen LLP, to examine the consolidated financial statements of Friendly's for that fiscal year. Accordingly, the shareholders will be asked to ratify such appointment at the Annual Meeting by the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of common stock represented at the Annual Meeting in person or by proxy. It is expected that representatives of Arthur Andersen LLP will attend the Annual Meeting and be available to make a statement or respond to appropriate questions.

    The Board of Directors recommends that stockholders vote "FOR" ratification of the appointment of Arthur Andersen LLP as Friendly's independent public accountants for the fiscal year ending December 30, 2001. Should the stockholders not approve Proposal 2, Friendly's will take such voting results into consideration when determining who to engage as its auditors for fiscal year 2002.

AUDIT FEES

    The aggregate fees billed by Arthur Andersen LLP for audit services related to the Company's annual financial statements for the fiscal year ended
December 31, 2000 and for reviews of the quarterly statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $212,500.

OTHER FEES

    Arthur Andersen LLP billed an additional $83,370 for other audits, actuarial services and tax compliance and consulting. There were no billings for information systems design or consulting in fiscal 2000.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of Friendly's is comprised of three independent, non-employee directors. The Compensation Committee is responsible for recommending compensation and benefits for the elected officers of Friendly's, including awards under Friendly's stock plans.

    The Committee is committed to implementing a compensation program that supports Friendly's mission--to grow Friendly's revenues and earnings by building on and reinforcing the Friendly's brand. Thus, executive compensation will be structured around the following tenets:

    - Total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent on the achievement of Friendly's and individual performance goals.

    - Management should be focused on the long-term interests of shareholders. Thus, a significant portion of the compensation opportunity should be long-term, at-risk pay in the form of equity.

    - Friendly's must maintain its ability to attract, retain and encourage the development of qualified, capable executives. Total compensation opportunities will generally mirror those offered by comparably sized organizations within the restaurant industry although, for those positions where the labor market is not limited to the restaurant industry, Friendly's will reference broader general industry information for similarly sized organizations. The comparator group used for compensation purposes will generally be broader than the group that comprises the published industry index in the Performance Graph included in this proxy statement. The Compensation Committee believes that Friendly's competition for executive talent is not limited to the companies included in the published industry index established for comparing shareholder returns.

    The key elements of Friendly's executive compensation program are base salary, annual incentives and long-term compensation. These key elements are addressed separately below.

BASE SALARIES

    The Committee regularly reviews each executive officer's base salary. Base salaries are targeted at or slightly above the median of market levels with adjustments above or below market to recognize varying levels of responsibility, prior experience, breadth of knowledge and internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to Friendly's.

    As reflected in the Summary Compensation Table, Mr. Smith's base salary was decreased by 11% to $223,000 in 2000. This was based on the Compensation Committee's recommendation to the Board in light of Mr. Smith's withdrawal as the President of Friendly's and the assumption of those duties by Mr. Cutter. In determining future adjustments to Mr. Smith's base salary, the Committee will consider his individual performance as measured by short-term achievements as well as his contributions to Friendly's long-term organizational success.

ANNUAL INCENTIVES

    The 2001 Annual Incentive Plan is structured to provide a variable pay opportunity based on company and individual performance. For the executive officers, target payouts range up to 100% of base pay. Maximum awards for superior performance are capped at 150% of target. Each year, the Compensation Committee establishes Company financial objectives. The financial objectives are based upon Friendly's achievement of specified levels of earnings as measured by EBITDA (i.e., earnings before interest, taxes, depreciation and amortization). These goals are considered achievable but require above-average performance. Executive officers, other than Mr. Sinsigalli, did not earn an annual incentive bonus in 2000 due to the fact that only the Food Service Division met the annual incentive performance targets set by the Board of Directors.

LONG-TERM INCENTIVES

    Long-term incentives will be provided pursuant to Friendly's Restricted Stock and Stock Option Plans.

RESTRICTED STOCK PLAN

    Friendly's 1997 Restricted Stock Plan provides for the award of common stock, the vesting of which is subject to such conditions and limitations as are established by Friendly's Board of Directors, which may include conditions related to continued employment with Friendly's or the achievement of performance measures. During fiscal 2000, no shares of restricted stock were awarded to executive officers. Four executives along with other Friendly's employees were reimbursed during 2000 for certain tax obligations previously incurred in connection with stock awards issued by the Company in November, 1997. Two of the four executives received cash payments and the other two were released from bank loans used to finance such tax liabilities and guaranteed by the Company.

STOCK OPTION PLAN

    Friendly's 1997 Stock Option Plan provides for the grant of incentive stock options, non-qualified stock options or stock appreciation rights. The Committee anticipates that stock options will be the primary form of long-term incentives. Stock options representing 240,000 shares were awarded to executive officers during fiscal 2000. As of January 1, 2001, no stock appreciation rights had been issued.

    Stock options are granted at the fair market value of the common stock on the date of grant. The ultimate value of an option grant to the recipient depends on the shareholder value created between the date of grant and the date of exercise. Option awards are based primarily on competitive practice but may also be adjusted to reflect factors such as individual and company performance.

    Stocks options are exercisable in accordance with the terms established by the Board of Directors, which terms may relate to continued service with Friendly's or attainment of performance goals. Most of the stock options awarded in 2000 will become exercisable over a three-year period, subject to the optionee's continued employment with Friendly's. All awards under the Stock Option Plan will become fully vested and exercisable upon a change in control of Friendly's. In general terms, a change in control may occur when:

    (i) (a) third parties acquire 35% or more of the voting stock of Friendly's, with certain exceptions; and

        (b) existing senior management and certain existing shareholders collectively own less voting stock than such third parties and no longer have the ability to elect a majority of the Board of Directors;

    (ii) individuals currently on the Board of Directors cease to constitute a majority of the Board of Directors unless a majority of the existing Board of Directors approves such new directors; or

   (iii) a reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all the assets of Friendly's occurs.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

    Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to elected officers named in the proxy to $1 million, unless certain requirements are met. The Compensation Committee will consider the impact of this provision when making compensation decisions. However, the Committee will weigh all pertinent factors to determine appropriate plan design and incentive awards.

                                                      THE COMPENSATION COMMITTEE

Burton J. Manning
                                                  Charles A. Ledsinger, Jr.
                                                  Michael J. Daly

                               PERFORMANCE GRAPH

    The following indexed graph and table indicate the Company's total stockholder return for the period beginning November 14, 1997 (the first trading day for the Company) and ending December 31, 2000 as compared to the total return for the Standard & Poor's 500 Composite Index and the Standard & Poor's Restaurant Index, assuming an investment of $100 in each as of November 14, 1997. Total stockholder return for the Company, as well as for the Indexes, is based on the cumulative amount of dividends for a given period (assuming dividend reinvestment) and the difference between the share price at the beginning and at the end of the period. Please note that the graph and table are historical representations and, as such, are not indicative of future performance relative to the Indexes.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                11/14/97  12/28/97  12/27/98  1/2/00  12/31/00
Friendly Ice Cream Corporation       100     63.19     33.33   24.65     11.46
S&P Restaurant Index                 100     95.85     156.8  161.32    145.57
S&P 500 Index                        100    102.34    136.02  165.07    150.06

                                                      11/14/97   12/28/97   12/27/98   1/02/00    12/31/00
                                                      --------   --------   --------   --------   --------
Friendly Ice Cream Corporation......................   100.00      63.19      33.33      24.65      11.46
S&P Restaurant Index................................   100.00      95.85     156.80     161.32     145.57
S&P 500 Index.......................................   100.00     102.34     136.02     165.07     150.06

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The Summary Compensation Table below sets forth the compensation earned for the last three fiscal years by Friendly's Chief Executive Officer and each of the other four most highly compensated executive officers (the "Named Executive Officers").

                                                                                     LONG-TERM
                                                     ANNUAL COMPENSATION            COMPENSATION
                                            -------------------------------------   ------------
                                                                        OTHER        RESTRICTED
NAME AND                          FISCAL                                ANNUAL         STOCK
PRINCIPAL POSITION                 YEAR      SALARY        BONUS     COMPENSATION    AWARDS(A)
------------------               --------   --------      --------   ------------   ------------
Donald N. Smith (f)                2000     $235,670           --            --             --
  Chairman and Chief               1999      267,423           --            --             --
  Executive Officer                1998      545,109           --            --             --

John L. Cutter                     2000     $399,600           --      $  5,190             --
  President and Chief              1999      337,533           --         4,312       $180,000
  Operating Officer                1998       13,942(b)        --            --             --

Gerald E. Sinsigalli               2000     $288,667      $56,400      $ 99,243(e)          --
  President, Food Service          1999      303,520           --         3,343       $ 14,059
  Division                         1998      290,879           --         3,106             --

Paul J. Kelley                     2000     $251,282           --      $149,340(d)          --
  Senior Vice President,           1999       20,800(c)   $30,000(g)         --       $ 50,000
  Chief Financial Officer and
    Treasurer                                     --           --            --             --

Michael A. Maglioli                2000     $222,733           --      $ 51,414(e)          --
  Vice President, Operations       1999      190,608           --            --       $ 11,132
                                   1998      178,694           --            --             --

------------------------

(a) Awards for 1999 were made under Friendly's 1997 Restricted Stock Plan to Messrs. Cutter, Sinsigalli, Kelley and Maglioli of 30,000, 2,445, 10,000 and 1,936 shares, respectively. The 1999 awards to Messrs. Sinsigalli and Maglioli vest in eight equal annual installments on the third full business day following the release of earnings by Friendly's for Friendly's fiscal years 2000 through 2007. The award to Mr. Cutter vested 25% in 2000 and the balance vests in six equal annual installments 90 days following the end of Friendly's fiscal years 2000 through 2005. Dividends, if any, are payable on restricted common stock, although Friendly's does not presently intend to pay dividends. At the end of fiscal 2000, Messrs. Cutter, Sinsigalli, Kelley and Maglioli held 30,000, 16,625, 10,000 and 11,686 restricted shares valued at $61,890, $34,297, $20,630 and $24,108, respectively. Mr. Kelley's
    Restricted Stock was forfeited upon his separation from Friendly's.

(b) Mr. Cutter joined Friendly's in late December, 1998.

(c) Mr. Kelley joined Friendly's on December 1, 1999 and terminated his employment with Friendly's on February 2, 2001.

(d) Mr. Kelley received $137,934 in relocation reimbursement benefits.

(e) Messrs. Sinsigalli and Maglioli were reimbursed for tax liabilities of $95,243 and $51,414, respectively incurred in connection with prior Company stock awards.

(f) Mr. Smith also devotes a portion of his time to The Restaurant Company ("TRC"), where he serves as Chairman, Chief Executive Officer and Chief Operating Officer.

(g) Represents hiring bonus paid to Mr. Kelley.

PENSION PLAN

    Benefits under the Friendly Ice Cream Corporation Cash Balance Pension Plan (the "Pension Plan") for Messrs. Smith, Cutter and Maglioli are generally determined based on the value in their respective notional cash balance accounts under the Pension Plan. Each year each participant's cash balance account is credited with a percentage of compensation, which percentage is determined based on the participant's years of service. Interest is also credited to the cash balance account each year. Amounts in excess of those payable under the Pension Plan as a result of limits imposed by the Internal Revenue Code will be paid under the Friendly Ice Cream Corporation Supplemental Executive Retirement Plan (the "SERP"). Benefits under the Pension Plan and the SERP for Mr. Sinsigalli were determined primarily based on final compensation and years of credited service. As of December 31, 2000, the estimated annual benefits, payable upon retirement at age 65 in the form of a straight life annuity, unreduced for social security benefits and including benefits payable under the SERP, for each of Messrs. Smith, Sinsigalli, Cutter and Maglioli were $43,000, $177,100, $19,200 and $64,300, respectively. Pursuant to the terms of the SERP, Mr. Sinsigalli elected to receive an early lump sum distribution of his SERP benefits in February, 2001 and is no longer a participant in the SERP. Accordingly, the estimated annual benefit listed above for Mr. Sinsigalli would be reduced to $97,667.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On October 12, 1998, Friendly's entered into a franchise agreement with The Ice Cream Corporation ("TICC"), as franchisee, which conditionally granted TICC exclusive rights to purchase and develop Friendly's full service restaurants in the Lancaster and Chester counties of Pennsylvania (the "TICC Agreement"). The owners of TICC are family members of Donald N. Smith, the Chairman of the Board and Chief Executive Officer of Friendly's. Pursuant to the TICC Agreement, TICC purchased at fair market value certain assets and rights in two existing Friendly's restaurants, committed to open an additional ten restaurants by October 11, 2004 and received an option to purchase an additional three restaurants. The franchisee is required by the terms of the TICC Agreement to purchase from Friendly's all of the frozen dessert products it sells in the franchised restaurants. For the year ended December 31, 2000 TICC purchased $1,102,928 of food service products from Friendly's including frozen desserts. Friendly's had a ground lease and owned the improvements on one of the properties franchised to TICC. In October 1998, Friendly's assigned the ground lease and, in connection with that assignment, Friendly's receives monthly assignment fees from TICC for the value of the improvements on the property. The term of the assignment and related assignment fees is for approximately
18 years ending in August 2016. The monthly assignment fees payable to Friendly's are $2,500, which increase over the term of the assignment to $2,833 in September 2001, $3,250 in September 2006 and $3,750 in September 2011.

    TRC has provided management services to Friendly's under a Management Agreement executed in 1996 and has received a management fee from Friendly's of approximately $88,000 for fiscal 2000 services. The Management Agreement provides for certain office space and support staff services provided by TRC to Friendly's. Friendly's leases or subleases certain land, buildings, and improvements from a subsidiary of TRC. The two subleases extend until 2002 and have respective annual rents of approximately $98,500 and $130,000 plus a percentage of revenues over a set amount. The lease extends until 2014 and provides for annual rental of $64,000. During the year ended December 31, 2000, Friendly's rent expense related to the subleases and lease was approximately $312,000.

    In 1999, TRC Realty LLC (a subsidiary of TRC) entered into a ten-year operating lease with an independent third party for an aircraft, for use by both Friendly's and TRC. Friendly's shares proportionately with TRC in reimbursing TRC Realty LLC for leasing, tax and insurance expenses. In addition, Friendly's also incurs actual usage costs. Total expense for the year ended December 31, 2000 was approximately $927,000.

    Friendly's purchases certain food products used in the normal course of business from a division of TRC. For the year ended December 31, 2000, purchases were approximately $759,000.

    Friendly's is a party to two agreements with TRC relating to taxes. In connection with the distribution by TRC to its shareholders of the common stock in Friendly's in 1996, Friendly's entered into a Tax Disaffiliation Agreement under which TRC must indemnify Friendly's for all income taxes during periods when Friendly's and its affiliates were includable in a consolidated federal income tax return with TRC and for any income taxes due as a result of Friendly's ceasing to be a member of the TRC consolidated group. TRC does not retain any liability for periods when Friendly's and its affiliates were not includable in the TRC consolidated federal income tax return and Friendly's must indemnify TRC if any such income taxes are assessed against TRC. TRC also does not indemnify Friendly's for a reduction of Friendly's existing net operating loss ("NOLs") or for NOLs previously utilized by TRC. The Tax Disaffiliation Agreement terminates 90 days after the statute of limitations expires for each tax covered by the agreement including unfiled returns as if such returns had been filed by the appropriate due date. Friendly's also entered into a Tax Responsibility Agreement in 1997 in connection with the sale of Restaurant Insurance Corporation ("RIC") to Friendly's by TRC. Under the Tax Responsibility Agreement, Friendly's must indemnify TRC for any income taxes that are assessed against TRC as a result of the operations of RIC. The Tax Responsibility Agreement terminates 90 days after the statute of limitations expires for each tax covered by the agreement. No payments were made since the beginning of Friendly's 2000 fiscal year under either of these agreements.

                         REPORT OF THE AUDIT COMMITTEE

    During fiscal 2000, the Audit Committee of the Board of Directors developed an updated charter for the Committee, which was approved by the full Board on May 10, 2000. The complete text of the new charter is reproduced in the appendix to this proxy statement.

    In overseeing the preparation of the Company's audited financial statements, the Committee met with both management and the Company's outside auditors to review and discuss the financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that the financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

    With respect to the Company's outside auditors, the Committee, among other things, discussed with Arthur Andersen LLP matters relating to its independence, including the letter received from the outside auditors and the written disclosures they made to the Committee as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee has considered whether the provision of the non-audit services referred to under PROPOSAL 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS is compatible with maintaining the independence of the outside auditors.

    On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          THE AUDIT COMMITTEE
                                          Charles A. Ledsinger, Jr.
                                          Steven L. Ezzes
                                          Michael J. Daly

                                 OTHER MATTERS

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS OF DIRECTORS FOR THE 2002
  ANNUAL MEETING

    To be eligible for inclusion in Friendly's proxy statement for the 2002 Annual Meeting, shareholder proposals must be received by Friendly's Clerk no later than December 10, 2001 and must comply with the requirements of the Securities and Exchange Commission. Shareholders otherwise interested in presenting a proposal for consideration at Friendly's Annual Meeting of Shareholders in 2002 must comply with the procedures set forth in Friendly's By-Laws and the proposal must be received by the Clerk of Friendly's no later than 60 days in advance of the meeting if such meeting is held on a day which is within 30 days preceding the anniversary of the previous year's meeting, or 90 days in advance of such meeting if such meeting is to be held on or after May 16, 2002.

    Only a stockholder of record entitled to vote in the election of Directors generally may nominate a person for election as a Director at an annual meeting of stockholders. Such nominations "must be noticed" to Friendly's Clerk no later than 60 days in advance of the annual meeting if it is to be held within 30 days preceding the anniversary of the previous year's annual meeting, or 90 days in advance of such meeting if such meeting is to be held on or after May 16, 2002.

OTHER BUSINESS

    As of the date of this proxy statement, Friendly's knows of no business that will be presented for consideration at the Annual Meeting other than the proposals referred to above. Should any other matter be properly brought before the meeting for action by the shareholders, proxies in the enclosed form returned to Friendly's will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

PROXY SOLICITATION COSTS

    The cost of soliciting proxies in the enclosed form will be borne by Friendly's. Officers and regular employees of Friendly's may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. Friendly's will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                          By Authorization of the Board of
                                          Directors
                                          Aaron B. Parker
                                          Associate General Counsel and Clerk

April 27, 2001

                                    APPENDIX

            FRIENDLY ICE CREAM CORPORATION--AUDIT COMMITTEE CHARTER

    The audit committee will be comprised of at least three members. At least one member must also have accounting or related financial management experience. A member cannot have been employed by the Company in the past three years. Only independent directors as defined by The American Stock Exchange will serve on the audit committee. An independent director is free of any relationship that could influence his or her judgment as a committee member. An independent director may not be associated with a major vendor to, or customer of, the Company. When there is some doubt about independence, as when a member of the committee has a short-term consulting contract with a major customer, the director should recuse himself from any decisions that might be influenced by that relationship.

    The primary function of the audit committee is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls which management and the board of directors have established and all audit processes.

GENERAL REPONSIBILITIES

1. The audit committee provides open avenues of communication among the internal auditors, the independent accountant and the board of directors.

2. The audit committee must report committee actions to the full board of directors and may make appropriate recommendations.

3. The audit committee has the power to conduct or authorize investigations into matters within the committee's scope of responsibilities. The committee is authorized to retain independent counsel, accountants or others it needs to assist in an investigation.

4. The committee will meet at least four times each year, more frequently if circumstances make that preferable. The audit committee chairman has the power to call a committee meeting whenever he or she thinks there is a need. An audit committee member should not vote on any matter in which he or she is not independent. The committee may ask members of management or others to attend the meeting and is authorized to receive all pertinent information from management.

5. The committee will do whatever else the law, the Company's charter or bylaws or the board of directors require.

RESPONSIBILITIES FOR ENGAGING INPEPENDENT ACCOUNTANTS AND CONTROLLING INTERNAL AUDITING ACTIVITIES

1. The audit committee will select the independent accountants for Company audits. The committee's selection is subject to approval by the full board of directors. The audit committee also will review any fees paid to the independent accountants and review and approve dismissal of the independent accountants.

2. The audit committee will have the right to determine the nature and scope of the internal audit function.

3. The audit committee will confirm and assure the independence of the internal auditors and the independent accountant, including a review of management consulting services provided by the independent accountant and the fees paid for them.

4. The audit committee will consider, in consultation with the independent accountant and the officer responsible for internal auditing, the audit scope and procedural plans made by the internal auditors and the independent accountant.

5. The audit committee will listen to management and the primary independent auditor if either thinks there might be a need to engage additional auditors. The audit committee will decide whether to engage an additional firm and, if so, which one.

6. The audit committee will make sure that the officer responsible for internal audit and the independent accountant coordinate the internal and external audits. The purpose of coordinating these efforts is to assure completeness of coverage, reduce redundancy and use audit resources effectively.

RESPONSIBILITIES FOR REVIEWING INTERNAL AUDITS, THE ANNUAL EXTERNAL AUDIT AND THE REVIEW OF QUARTERLY AND ANNUAL FINANCIAL STATEMENTS.

1. The audit committee will ascertain that the independent accountant views the board of directors as its client, that it will be available to the full board of directors at least annually and that it will provide the committee with a timely analysis of significant financial reporting issues.

2. The audit committee will ask management, the officer responsible for internal auditing and the independent accountant about significant risks and exposures and will assess management's steps to minimize them.

3. The audit committee will review the following with the independent accountant and the officer responsible for internal auditing:

    (a) The adequacy of the Company's internal controls, including computerized information system controls and security.

    (b) Any significant findings and recommendations made by the independent accountant or internal auditing, together with management's responses to them.

4. Shortly after the annual examination is completed, the audit committee will review the following with management and the independent accountant:

    (a) The Company's annual financial statements and related footnotes.

    (b) The independent accountant's audit of and report on the financial statements.

    (c) The auditor's qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosures and how aggressive (or conservative) the accounting principles and underlying estimates are.

    (d) Any serious difficulties or disputes with management encountered during the course of the audit.

    (e) Anything else about the audit procedures or findings that GAAS requires the auditors to discuss with the committee.

5. The audit committee will consider and review with management and the officer responsible for internal auditing:

    (a) Any significant findings during the year and management's responses to them.

    (b) Any difficulties the internal audit encountered while conducting audits, including any restrictions on the scope of their work or access to required information.

    (c) Any changes to the planned scope of management's internal audit plan that the committee thinks advisable.

    (d) The internal auditing department's budget and staffing.

6. The audit committee will review quarterly and annual filings with the SEC and other published documents containing the Company's financial statements and will consider whether the information in the filings is consistent with the information in the financial statements.

7. The audit committee will review the interim financial reports with management and the independent accountant before those interim reports are filed with the SEC or other regulators.

8. The audit committee will prepare a letter for inclusion in the proxy that describes the committee's composition and responsibilities and how the responsibilities were fulfilled.

PERIODIC RESPONSIBILITIES

1.  Review and update the committee's charter annually.

2. Review policies and procedures covering officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of those areas by the internal auditors or the independent accountant.

3. Review, with the independent accountant, the results of their examination of compliance with the Company's code of conduct.

4. Review legal and regulatory matters that may have a material effect on the organization's financial statements, compliance policies and programs and reports from regulators.

5. Meet with the officer responsible for internal auditing, the independent accountant and management in separate executive sessions to discuss and matters the committee or these groups believe should be discussed privately with the audit committee.

FRIENDLY ICE CREAM CORPORATION                    PROXY/VOTING INSTRUCTION CARD

-------------------------------------------------------------------------------

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         FRIENDLY ICE CREAM CORPORATION
                     FOR THE ANNUAL MEETING ON MAY 16, 2001

     The undersigned appoints John L. Cutter, Allan J. Okscin and Aaron B. Parker and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Friendly Ice Cream Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 16, 2001, and at any adjournment or postponement thereof, as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

     (Continued, and to be signed and dated, on the reverse side.)

                                              FRIENDLY ICE CREAM CORPORATION
                                              P.O. BOX 11389
                                              NEW YORK, N.Y. 10203-0389


1. To elect two Class I Directors     FOR the nominees listed below        WITHHOLD AUTHORITY to vote         *EXCEPTIONS
for terms expiring in 2004.                                                for the nominees listed below


Nominee: Michael J. Daly, Burton J. Manning

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions
            -------------------------------------------------------------------

2. Ratify the appointment by the Board of Directors of Friendly's of Arthur Andersen LLP as independent public accountants of Friendly's for the fiscal year ending December 30, 2001.

3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.


FOR                                  AGAINST                            ABSTAIN


CHANGE OF ADDRESS AND
OR COMMENTS MARK HERE

The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Dated: __________________________________________, 2001


--------------------------------------------------------
                       SIGNATURE


--------------------------------------------------------
               SIGNATURE IF HELD JOINTLY

VOTES MUST BE INDICATED
(X) IN BLACK OR BLUE INK.         X

                (PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE
                      ENCLOSED POSTAGE PREPAID ENVELOPE.)